Exhibit 10.1

Description of Registrant’s Non-Employee Director Compensation Policy

On January 11, 2022, the Company’s Board of Directors (the “Board”) adopted and approved a new director compensation policy pursuant to which the Company will provide the following compensation to its non-employee Board members: (i) annual cash compensation of $50,000, effective as of October 1, 2021 and payable quarterly in advance; (ii) payment to each Board member of reasonable out-of-pocket expenses for travel costs to attend Board meetings; (iii) beginning with the Company’s 2022 Annual Meeting of Stockholders, annual grants of restricted shares of common stock with an aggregate grant date fair value of $50,000 to each Board member upon such Board member’s election or re-election, as applicable, to the Board at each annual meeting of stockholders, and (iv) annual payments to the Audit Committee Chair, Compensation Committee Chair and Nominating and Corporate Governance Committee Chair of $10,000, $7,500 and $5,000, respectively.